Exhibit 10.2

AMENDMENT 2 TO ACQUISITION AGREEMENT

This Amendment 2 to Acquisition Agreement (this “Amendment”), dated February 17, 2016 is entered into by and among China United Insurance Service, Inc., a company with limited liability incorporated under the laws of Delaware (“CUIS”), Action Holdings Financial Limited, a company with limited liability incorporated under the laws of British Virgin Islands (“AHFL”) and a wholly-owned subsidiary of CUIS and Mr. LI CHWAN HAU, a Taiwan citizen with Taiwan ID No: B120352285, the shareholder of Genius Holdings Financial Limited (“GHFL”) (the “Selling Shareholder”).

CUIS and the Selling Shareholder are collectively referred to as the “Parties” and each a “Party” under this Amendment.

WHEREAS, the Parties entered into the Acquisition Agreement on February 13, 2015 (the “Agreement”), pursuant to which CUIS approved the Acquisition with GHFL becoming a direct wholly owned Subsidiary of AHFL as a result of the Acquisition and approved the granting of the Put Option.

WHEREAS, It is expected by the Selling Shareholders that CUIS shall complete its listing in major capital markets after the said acquisition, and it comes to the attention of the Board of Directors of CUIS that Selling Shareholders start to show dissatisfaction as well as frustration towards CUIS's failure to list in major capital markets, which, in the reasonable judgment of the Board, may seriously jeopardize the business operation, performance as well as stability of CUIS.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions set forth herein, the Parties hereto agree as follows:

CUIS is committed to (i) complete the listing of CUIS into major capital markets, where the net proceeds raised through such public offering financing shall be at least USD 10,000,000 prior to February 28, 2016; and (ii) failure to timely complete the above-mentioned criteria shall be deemed as a material breach of CUIS under Article 8 of the Acquisition Agreement, where the Selling Shareholders shall be entitled to revoke the exercised Put Option right ruled in Section 2.8 as if the said Put Option had have never happened. For the avoidance of doubt, nothing contained herein shall relieve any parties of any rights and/or obligations whatsoever accrued subsequent to and beyond the said acquisition.

Except amended by this Amendment, any other provision of the Agreement shall remain unchanged. This Amendment together with the Agreement shall constitute the entire agreement among the Parties with respect to the subject matter of the Agreement and shall supersede all previous communications of the Parties in respect of the subject matter of the Agreement. This Amendment is made in one or more counterparts, all of which will be considered one and the same agreement and will become effective. When one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the day and year first above written.

China United Insurance Service, Inc. By: /s/ Mao Yi Hsiao
Mao Yi Hsiao, Director

Action Holdings Financial Limited By: /s/ Mao Yi Hsiao
Mao Yi Hsiao, Director

Selling Shareholder of GHFL By: /s/ Li Chwan-Hau
LI Chwan-Hau